Exhibit 99.1

MediCor Ltd. Reports Record Sales for Second Quarter Fiscal 2006

          LAS VEGAS, Feb. 6 /PRNewswire-FirstCall/ -- Las Vegas-based MediCor Ltd.  (OTC Bulletin Board: MDCR), the world’s third largest manufacturer and  distributor of breast implants, today announced results for its second fiscal  quarter ending December 31, 2005.

          Sales for the three months ending December 31, 2005, were $6,981,294, an  increase of $836,040, or 14%, when compared to the prior-year quarter.  Excluding the effect of the decline in the euro relative to the dollar, sales  increased 17%. Net loss for the quarter decreased to $4,141,712 from  $4,306,139 in the comparable period in 2004. Basic and diluted loss per share  for the quarter ending December 31, 2005, was $(0.21) compared to $(0.26) for  the quarter ending December 31, 2004.

          Sales for the six months ended December 31, 2005, were $12,643,309, an  increase of $354,996, or 3%, when compared to the same period of the prior  year. Excluding the effect of the decline in the euro relative to the dollar,  sales increased 5%. Net loss for the six-month period increased to $8,243,133  from $7,632,003 in the comparable period in 2004. Basic and diluted loss per  share for the six-month period ending December 31, 2005, was $(0.42) compared  to $(0.46) for the six months ending December 31, 2004.

          Theodore R. Maloney, MediCor’s Chief Executive Officer stated, “We are  very pleased that our second quarter sales returned to double-digit growth in  the face of price competition from other manufacturers. Our planned  acquisition of Biosil Limited and Nagor Limited, the United Kingdom-based  manufacturer and supplier of saline-filled and silicone-filled breast  implants, remains on track for completion during the first half of this year.  These acquisitions will further strengthen our position in the global breast  implant market and provide us with a larger platform from which to expand our  business internationally. It also will help us respond more effectively to the  aggressive pricing tactics of our competitors, such as what we saw in this  last quarter.”

          ”We are also moving forward with our longer term plans to address the U.S.  market place,” Maloney said, “Our investment in clinical trials for our  saline-filled breast implants continues, and during the quarter we also  advanced our plans to file for an investigational device exemption as a first  step toward U.S. approval for our high-consistency silicone-filled breast  implants.”

          Added David Barella, Executive Vice President of International Marketing  and Sales, “During the second fiscal quarter, we successfully expanded our  market share in a competitive pricing environment that has eased somewhat, but  remains a challenge. Our creative new marketing programs for both surgeons and  prospective patients are specifically designed to add significant value to our  products, as well as to differentiate us from the competition. We are  confident that these and other innovative strategies will help us continue to  increase volumes and ultimately establish optimal price points for our  products. In the coming year, we believe these strategies will have ideally  positioned us to build on the strong 8% sales growth we have experienced in  the last four quarters.”

          About MediCor Ltd.

          MediCor was founded by Chairman of the Board Donald K. McGhan, the pioneer  of the modern day breast implant industry. The Company acquires, develops,  manufactures and markets products for medical specialties in aesthetic,  plastic and reconstructive surgery and dermatology markets. Products include  surgically implantable prostheses for aesthetic, plastic and reconstructive  surgery and scar management products. Its products are sold worldwide to  hospitals, surgery centers and physicians through various distributors and  direct sales personnel. MediCor’s strategy is to be the leading integrator of  selected international medical device markets, technologies and corporations.  To achieve this strategy, MediCor intends to build upon and expand its  business lines, primarily in the aesthetic, plastic and reconstructive surgery  and dermatology markets. MediCor intends to accomplish this growth through the  expansion of existing product lines and offerings and through the acquisition  of companies and other assets, including intellectual property rights or  distribution rights.

          Forward-Looking Statements

          This release may contain forward-looking statements within the meaning of  the Private Securities Litigation Reform Act of 1995. Such statements are  based upon the current beliefs and expectations of MediCor’s management and  are subject to significant risks and uncertainties. Actual results may differ  from those set forth in the forward-looking statements.

          The following factors, among others, could cause actual results to differ  from those set forth in the forward-looking statements: the ability to obtain  requisite financing for acquisitions to continue to execute on our growth  plans, the risk of instability in the capital markets in the U.S. and  internationally, the ability to obtain governmental approvals to market the  company’s products and the timing of the company’s and its competitors’  approvals and entry to markets needed to operate our businesses; the risk that  businesses we acquire will not be integrated successfully; the risk that cost  savings from acquisition transactions may not be realized or may take longer  to realize than expected; disruption from transactions making it more  difficult to maintain relationships with customers, employees or suppliers;  increased competition and its effect on pricing, spending, third-party  relationships and revenues; the outcome of legal proceedings; the risk of new  and changing regulations in the U.S. and internationally. Additional factors  that could cause MediCor’s results to differ materially from those described  in the forward-looking statements can be found in MediCor’s Annual Report on  Form 10-KSB for the year ended June 30, 2005, which was filed with the  Securities and Exchange Commission and is available at the Securities and  Exchange Commission’s Internet site (http://www.sec.gov).

SOURCE  MediCor Ltd.
          -0-                                                            02/06/2006
          /CONTACT:  Marc S. Sperberg, U.S., +1-702-932-4560, x308; or Mark Collinson, of CCG Investor Relations, U.S., +1-310-231-8600, x117, both for MediCor Ltd./
          /Web site:  http://medicorltd.com /
          (MDCR)